EXHIBIT 99.2

PreCheck Health Services, Inc. Announces Strategic Acquisitions

Company enters into purchase agreement to acquire JAS Consulting and CPD Integrated Healthcare

Miami, FL — July 17, 2019 — PreCheck Health Services, Inc. (“PreCheck” or the “Company”) (OTC: HLTY), a provider of medical screening devices which provide data to assist physicians in preventing and treating chronic diseases, announced today that the Company has entered into a purchase agreement with Justin and Stacey Anderson to acquire JAS Practice Management, Inc. dba JAS Consulting, Inc. and Center for Psychological Development, Inc., dba CPD Integrated Health Care.  Mr. Anderson is the Company’s chief operating officer and a director.

JAS Consulting is a full-service billing company that provides healthcare practice management, billing, and coding services to a wide range of medical specialties to help maximize practice efficiency and reduce expenses. CPD Integrated Health Care provides outpatient behavioral health services and primary care in seven medical clinics in Texas and Oklahoma.

“Both acquisitions provide benefits for PreCheck and illustrate our shareholder commitment,” said Mr. Lawrence Biggs, Chief Executive Officer of PreCheck Health Services, Inc. “We believe that the billing and processing provided by JAS Consulting will be key factors to our success, as they allow us to offer more efficient services to our potential customer base of doctors and medical practices. Furthermore, CPD’s seven medical clinics will allow us to test additional medical screening devices prior to deploying nationwide. We are confident these developments can put the Company on a trajectory for accelerated growth and expansion, and will be immediately accretive for our investors.”

“Upon close of these acquisitions, all of our administrative services will be streamlined by being integrated under the PreCheck umbrella,” said Mr. Justin Anderson, Chief Operating Officer of PreCheck, and “I look forward to the growth opportunities this acquisition will provide, as both JAS Consulting and CPD Integrated Healthcare offer platforms through which the latest advances in medical technologies can be tested and validated prior to moving into the market.”

The terms of the agreement include 5 million convertible preferred shares that convert to 5 million shares of common stock upon the stock trading at $2 per share. In addition, there is a $1 million cash consideration paid by PreCheck at closing. Further details on these terms of this agreement are available in the Company’s regulatory filing, which can be accessed at www.sec.gov.

About PreCheck Health Services, Inc.

PreCheck’s current business is the distribution of a medical screening device, the PC8B, which it purchases from the manufacturer pursuant to a private label contract. The PC8B medical device is a screening tool designed for use by physicians and medical personnel in managing patient’s health. The device screens patients for biomarkers which are pre-cursors to certain diseases. The PC8B is designed to provide the physician with risk indications of multiple health issues of the patient being screened. The result of the screening is that the PC8B provides physicians with the capability to view data regarding certain biomarkers, immediately after the screening, which can assists them in preventing chronic diseases such as diabetes, cardiovascular disease, and many others. The PC8B is non-invasive, and combined with its ankle brachial index test, takes less than 8 minutes to complete an assessment.

PreCheck’s website is www.precheckhealth.com.  Any information on or derived from our website or any other website does not constitute a part of this press release.

Disclaimer for Forward-Looking Information

Certain statements contained in this press release, including, without limitation, statements containing the words “believes,” “anticipates,” “expects” and words of similar import, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve both known and unknown risks and uncertainties. The Company’s actual results may differ materially from those anticipated in its forward-looking statements as a result of a number of factors, including our ability to obtain substantial funding required for our operations, our ability to raise the cash portion of the purchase price for the acquisition of JAS Consulting and CPD Integrated Health Care, our ability to market our product to physicians, our ability to generate a gross margin from any sales we may make; our dependence upon a sole supplier for our products and our reliance of the supplier to protect its intellectual property incorporated in our product; our ability to obtain rights to and to market successfully market products such as the PC8B, following the acquisition of JAS Consulting and CPD Integrated Health Care, our ability to develop the business of these businesses, our ability to comply with applicable laws relating to the operation of a medical practice, including laws relating to the corporate practice of medicine, and the financial relationship between PreCheck and the medical practices it owns; our ability to deal with the risks associated with the operation of a medical practice, including claims relating to malpractice; as well as other risks contained in “Forward Looking Statements,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Form 10-K for the year ended December 31, 2018 and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in its Form 10-Q for the quarter ended March 31, 2019, and any information contained in any other filings we make with the SEC.

Contact:

ir@precheckhealth.com

888-736-1120